Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the use in this Current Report on Form 8-K/A, dated January 30, 2012, of our reports, dated January 16, 2012, relating to the audited financial statements of Trusted Opinion Inc. appearing in Exhibit 99.2, and the unaudited financial statements of Trusted Opinion Inc. in Exhibit 99.3, to such report filed by Function(x) Inc.

/s/ Citrin Cooperman & Company, LLP

Citrin Cooperman & Company, LLP
New York, NY
January 30, 2012